UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2011

RURAL/METRO CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-22056	86-0746929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura

Scottsdale, Arizona

85258

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 16, 2011, Rural/Metro Corporation (the “Company”), through a wholly-owned subsidiary, entered into a definitive two-year agreement to continue to provide emergency medical transportation services to the City of San Diego through June of 2013. Under this arrangement, the Company expects to generate annualized net revenue of approximately $55 million. In addition, the San Diego City Council voted to approve the sale of the City of San Diego’s interest in the joint venture that it has with the Company, San Diego Medical Services Enterprise, LLC (“SDMSE”), to the Company for $5.5 million. Upon completion of the purchase, which is scheduled to occur on June 30, 2011, the Company will own 100% of the interest in SDMSE and will retain all operating assets of SDMSE and contracts currently served by SDMSE.

As previously reported, on April 25, 2011, a report was issued by the San Diego City Auditor’s Office regarding claims against the Company and SDMSE. The report focused primarily on the accounting for SDMSE and recommended, among other things, that SDMSE’s revenues and expenses be reviewed to ensure that they were proper and that reimbursements to the Company were appropriate. To facilitate a timely resolution, the Company and the City entered into an interim settlement agreement that provides for submission of the matter to a mediator and third-party forensic auditor. As part of this interim settlement, the Company also agreed to provide the City with a $7.5 million surety bond to cover potential liabilities. The forensic audit is ongoing, and although the Company is unable at this time to predict the timing or outcome of this process, or any potential impact on its business operations, based on information currently available, the Company does not anticipate any amounts will be drawn against the bond and that it will be fully released at the conclusion of the process.

The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 8.01	Other Events.

As Rural/Metro Corporation (the “Company”) previously disclosed in its Annual Report on Form 10-K for the year ended June 30, 2010, filed on September 8, 2010 (the “Annual Report”), the Company made certain modifications to its reporting segments effective July 1, 2010. The Company is filing information under Item 8.01 of this Current Report on Form 8-K to (i) provide investors with recast historical financial information in the Company’s Annual Report reflecting the previously disclosed change to the Company’s reporting segments, and (ii) incorporate by reference such recast historical financial information into the Company’s filings with the SEC, including registration statements filed under the Securities Act of 1933, as amended.

The reporting segment changes and related disclosures discussed herein have no impact on the Company’s historical consolidated financial position, results of operations, stockholders’ equity or cash flows, and the recast financial statements contained in Exhibits 99.1 to this Form 8-K do not represent a modification or restatement of previously issued financial statements for any period. The information in this Current Report, including Exhibits 99.1 and 99.2 which are incorporated herein by reference, should be read in conjunction with the Annual Report and any documents filed by the Company subsequent to June 30, 2010.

The following notes to the financial statements under Part II, Item 8 of the Annual Report included in Exhibit 99.1 of this Form 8-K have been revised and updated from their original presentation solely to reflect the Company’s realigned reporting segments: Note 5 (Goodwill), Note 19 (Segment Reporting), and Note 20 (Discontinued Operations). Similarly, Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 of the Annual Report included in Exhibit 99.2 of this Form 8-K has been revised and updated from its original presentation solely to reflect the Company’s realigned reporting segments. All other information in the Annual Report remains unchanged. This Current Report does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the change in reporting segments as described herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Financial Statements and Supplementary Data under Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, revised solely to reflect the change in segment reporting

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, revised solely to reflect the change in segment reporting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: June 20, 2011	By:	/s/ Michael P. DiMino
Michael P. DiMino President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Financial Statements and Supplementary Data under Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, revised solely to reflect the change in segment reporting

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, revised solely to reflect the change in segment reporting